Exhibit 5.1

April 20, 2007

Thomas Properties Group, Inc.

515 South Flower Street, Sixth Floor

Los Angeles, California 90071

Re:	9,200,000 Shares of Common Stock of

Thomas Properties Group, Inc. Offered Through Underwriters

Ladies and Gentlemen:

We are acting as counsel for Thomas Properties Group, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 9,200,000 shares (the “Shares”) of Common Stock, par value $0.01 per share, of the Company pursuant to the Underwriting Agreement, dated as of April 20, 2007 (the “Underwriting Agreement”), entered into by and among the Company, Thomas Properties Group, L.P., a Maryland limited partnership, and UBS Securities LLC, Banc of America Securities LLC and Friedman, Billings, Ramsey & Co., Inc., as representatives of the several underwriters named in Schedule A thereto (the “Underwriters”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that the resolutions authorizing the Company to issue, offer and sell the Shares will be in full force and effect at all times at which any Shares are offered or sold by the Company.

Our examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly our opinion herein is limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

Thomas Properties Group, Inc.

April 20, 2007

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company relating to the Registration Statement No. 333-132915 on Form S-3 (the “Registration Statement”) filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day